Exhibit d(32)(c)

AMENDMENT NO. 2

TO

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 2 (“Amendment”) to the INVESTMENT SUB-ADVISORY AGREEMENT is dated as of December 1, 2018, by and between The Variable Annuity Life Insurance Company (“VALIC”), and AllianceBernstein L.P. (the “Subadviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, as amended from time to time, with respect to the Covered Fund(s) reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub- Advisory Agreement dated December 19, 2012, as amended November 1, 2014 (the “Sub- Advisory Agreement”), with respect to the VC I Covered Fund(s) with the Sub-Adviser, as listed on Schedule A thereto.

WHEREAS, the Board of Directors of VC I has approved this Amendment to the Sub- Advisory Agreement and it is not required to be approved by the shareholders of the VC I Covered Fund(s).

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.        Schedule A to the Sub-Advisory Agreement is hereby amended and restated as attached hereto.

2.        Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.        Full Force and Effect. Except as expressly supplemented, amended or consented    to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub- Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.        Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:/s/ Thomas M. Ward
Name: Thomas M. Ward
Title: Vice President

ALLIANCEBERNSTEIN L.P.

By:/s/ Louis T. Mangan
Name: Louis T. Mangan
Title: Assistant Secretary

SCHEDULE A

COVERED FUND(S)

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Dynamic Allocation Fund[1]	0.24% on the first $500 million 0.21% on the next $1 billion 0.19% on the next $1 billion 0.15% over $2.5 billion

1 The Sub-Adviser shall be paid a composite fee based on the aggregate assets of the Overlay Component it manages for the Dynamic Allocation Fund of VALIC Company I, the SA VCP Dynamic Allocation Portfolio and the SA VCP Dynamic Strategy Portfolio, both of SunAmerica Series Trust.